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Exhibit 99.2

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31,
(in thousands, except per unit amounts)

	2001	2000	1999
RENTAL OPERATIONS:
Revenues:
Rental income	$685,779	$692,266	$522,527
Equity in earnings of unconsolidated companies	31,391	14,556	11,613

	717,170	706,822	534,140

Operating Expenses:
Rental expenses	121,089	117,689	88,062
Real estate taxes	70,523	70,819	54,101
Interest expense	112,338	132,018	86,450
Depreciation and amortization	158,050	161,716	110,638

	462,000	482,242	339,251

Earnings from rental operations	255,170	224,580	194,889

SERVICE OPERATIONS:
Revenues:
General contractor gross revenue	264,455	292,661	216,079
General contractor costs	(229,845)	(253,763)	(188,021)

Net general contractor revenue	34,610	38,898	28,058
Property management, maintenance and leasing fees	22,824	25,477	21,941
Construction and development activity income	19,142	16,965	2,870
Other income	3,883	1,459	1,162

Total revenue	80,459	82,799	54,031
Operating expenses	45,344	50,039	36,159

Earnings from service operations	35,115	32,760	17,872

General and administrative expense	(15,559)	(21,144)	(16,555)

Operating income	274,726	236,196	196,206

OTHER INCOME (EXPENSE):
Interest income	5,303	6,861	2,669
Gain on sale of land and depreciable property dispositions, net of impairment allowance	45,708	60,692	10,012
Other expense	(2,582)	(963)	(1,091)
Other minority interest in earnings of subsidiaries	(2,411)	(2,145)	(2,050)

Income from continuing operations	320,744	300,641	205,746
Discontinued operations:
Net income from discontinued operations	2,536	1,777	509

Net income	323,280	302,418	206,255
Dividends on preferred units	(60,850)	(57,389)	(46,808)

Net income available for common units	$262,430	$245,029	$159,447

Basic net income per common unit:
Continuing operations	$1.75	$1.67	$1.33
Discontinued operations	0.02	0.01	—

Total	$1.77	$1.68	$1.33

Diluted net income per common unit:
Continuing operations	$1.73	$1.65	$1.32
Discontinued operations	0.02	0.01	—

Total	$1.75	$1.66	$1.32

Weighted average number of common units outstanding	147,961	145,906	119,467

Weighted average number of common and dilutive potential common units	151,710	147,441	120,511

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES
Notes to Consolidated Financial Statements—(Continued)

(15)    Discontinued Operations

The Partnerhsip adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS 144"), on January 1, 2002. SFAS 144 requires the Partnership to report in discontinued operations the results of operations of a property which has either been disposed or is classified as held for sale, unless certain conditions are met.

The Partnership classified the results of operations of three buildings as discontinued operations in accordance with SFAS No. 144. The results of operations for the held for sale properties as identified in Footnote 6 are included in continuing operations as these properties were identified for sale prior to the adoption of SFAS 144. The effect of the adoption of SFAS 144 resulted in net income of $2.5 million, $1.8 million and $509,000 being classified as net income from discontinued operations for the years ended December 31, 2001, 2000, and 1999, respectively.

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  Exhibit 99.2